HARDWARE PURCHASE & SALES AGREEMENT

PARTIES

_________________ (hereinafter referred to as “_________”) a _____________ with its principal office located at _________________ And _____________________ (hereinafter referred to as “customer”) with its principal office located at _____________.

TERM

The effective date of this agreement is _____________. This agreement applies to all hardware equipment sales made between the customer and _________ for one year after the date of the signed agreement. Agreement will auto-renew after one year’s time.

PURPOSE & GENERAL TERMS

This agreement shall govern any purchase of a Hardware Product by Customer, and any sale and/or delivery of a Hardware Product by __________. By purchasing hardware equipment, you acknowledge that you have read this document, understand it, agree to be legally bound by its terms and conditions.

If you are accepting these terms on behalf of another person or a company or other legal entity, you represent and warrant that you have full authority to bind that person, company, or legal entity to this sales agreement.

DEFINITIONS

“Customer” means a party who purchases or otherwise receives a Hardware Product from __________. This includes a broker acting on behalf of their client.

“Hardware Equipment” includes, but is not limited to, ASIC Miners, Power Supply Units (PSUs) Power Distribution Units (PDUs) and replacement fans for ASIC Miners

“Defect” means a situation where a Hardware does not perform, function or operate in accordance with the applicable terms of this Agreement and/or any material fault, failure, error or other defect in such Hardware.

“New Equipment” means any equipment sold in the box and/or not previously used.

“Used Equipment” means any equipment that has been previously used, or opened even if in the original box.

PRICES & PAYMENTS

●	Invoices will reﬂect pricing in USD, and unless otherwise indicated exclude any taxes and shipping costs
●	Payments are due at the time an order is placed or upon receipt of invoice. Invoice is good for 12 hours before price and/or availability is subject to change
●	A sale is not ﬁnal until funds arrive in ___________’s bank account or BTC/USDC wallet (or another account designated by ___________). ___________ will provide conﬁrmation after funds have been received in account, and at this point the sale is ﬁnal and refunds will not be made.
●	The customer shall pay for the invoiced amounts in advance in order to be able to receive the ordered hardware products. No items will be held without payment in full unless otherwise noted, and further, all goods must be paid for prior to shipment of the Goods to Buyer.
●	___________ reserves the right not to accept or to cancel or refund your order in our sole discretion for any reason without liability, including if the products are not available, are incorrectly priced or otherwise incorrectly described.
●	Any and all prices quoted by Seller to Buyer for the purchase of Goods do not include any manufacturer’s sales, use, excise or similar taxes, tariffs, charges or duties, and the amount of any thereof which Seller is required to pay or collect will be invoiced to Buyer, unless Buyer provides Seller with appropriate evidence that Buyer is exempt from the payment of such taxes, or unless otherwise noted.
●	Any chargebacks that occur after conﬁrmation of receipt of payment will result in a canceled order. Any related fees as a result of the chargeback must be paid for by the buyer.

DELIVERY

●	___________ or its assignee shall deliver the hardware equipment to the delivery address specified by Customer. Delivery of the Goods by Seller to the Customer at provided shipping address shall constitute delivery to Customer.
●	Seller shall not be liable for any failure to deliver if the failure is caused by circumstances beyond the control of the Seller (including but not limited to inaccurate address provided, or missed delivery window).
●	Any delivery schedule quoted by Seller is its best estimate as of the date of quotation and is subject to change
●	Any shipping charges quoted by Seller are subject to change if information provided was inaccurate (e.g. availability of loading dock, type of address (residential vs. commercial), etc.)

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ACCEPTANCE

●	Upon the arrival of the Goods at their destination, Buyer shall have the right to examine the Goods before accepting delivery. Such inspection shall be made immediately, and any damage or possible damage should be noted with the carrier before signing for the package. If no damage is noted upon arrival of the Goods at their destination, the Buyer shall be deemed to have accepted them.
●	By accepting delivered Goods, Buyer waives any claims or defenses based upon defects in the Goods that Buyer knew of, or reasonably could have discovered by carefully examining the Goods.
●	Buyer agrees that if it accepts the Goods tendered under this Agreement, such acceptance shall be deemed acknowledgment by Buyer that the goods satisfy all of Seller's obligations. Buyer may not revoke its acceptance for any reason whatsoever.

TITLE AND RISK OF LOSS

All products ordered remain the property of ___________ until full payment is tendered to ___________, and delivered to buyer as indicated below. In the event of a payment dispute, Customer is required to return the products that are the subject of dispute to ___________ immediately upon request, and to assume the risks (in particular the risks of loss, theft, and damage) relating to such products.

The transfer of ownership of the Hardware occurs once it has been delivered to the customer at the provided shipping address. ___________ shall bear the risk of loss or damage to a Hardware Product until it is delivered to the Customer. Thereafter, the Customer assumes the risk of loss or damage of the Hardware Product, including those that may have resulted from the transportation of the goods but weren’t noted with the carrier upon delivery, and the Customer shall bear all losses, damages, debts and liabilities that result.

WARRANTIES, LIMITATION OF LIABILITIES

___________ does not guarantee the following, and therefore is not responsible for expenses, loss or damages as a result of:

●	Manufacturer issues including but not limited to production delays, shipping delays, or faulty equipment/defective machinery
●	Broker/seller issues including but not limited to non-delivery, delays in shipping, damaged goods, etc. ___________ will refund the Customer in any case of non-delivery, and will handle damaged parts per the Warranty terms in the section below.
●	Shipping company issues, including but not limited to non-delivery, delays in shipping, damaged goods during shipping, etc. ___________ will refund the Customer in any case of Non-delivery, and will handle damaged parts per the Warranty terms in the section below.
●	Changes in ASIC market or Crypto industry that results in changes to hardware proﬁtability or value

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FOR NEW EQUIPMENT:

Warranty: ___________ will assign any remaining Manufacturer’s Warranty for the new equipment to the Customer. The manufacturer’s warranty (if any) is the only warranty that shall be provided by ___________ with respect to the hardware product. Any and all issues with new hardware equipment must be resolved directly with the manufacturer.

Other provisions: For new equipment, ___________ does not guarantee the total number of units or hashrate per unit, but rather only guarantees that total hashrate across all units ordered will be reached. Per the standard manufacturer policy, total hashrate of products delivered to client will not be less than total hashrate originally ordered, but the manufacturer and ___________ reserves the right to adjust total number of units as needed.

FOR USED EQUIPMENT:

___________ will over a 7 Day DOA Warranty unless otherwise noted on the sales invoice . Equipment should be tested within 7 calendar days of delivery. Any machines identiﬁed as DOA should be reported to ___________ within 7 calendar days. Proof of testing and photos/videos should be provided. ___________ will immediately ship a tested replacement within 7 business days. If this is not possible, a refund will be issued within the same 7 business day period. The cost of the original machine less any shipping costs will be covered. ___________ can choose to coordinate shipping/ provide labels to the customer, or the customer can choose to handle shipping back to the seller.

In any action under or related to this agreement, ___________ shall not be liable to customer for any of the following, even if informed of their possibility, whether arising in contract, tort (including negligence) or otherwise: 1) third-party claims for damages; 2) loss of, or damage to, data; 3) special, incidental, indirect, punitive or consequential damages; or 4) loss of proﬁts, business, revenue, goodwill or anticipated savings. as some states or jurisdictions do not allow the exclusion or limitation of some damages, the above exclusion or limitation may not apply to this agreement. except for bodily injury (including death) and damage to real property or tangible personal property. In the event ___________ is determined to be liable to the customer, its liability shall be limited to the lesser of a); the amount of actual direct damages suffered by customer; or b) the amount the customer paid ___________ for the hardware product.

FORCE MAJEURE

___________ shall not be liable to Customer for any failure or delay in the performance of its obligations hereunder, to the extent such failure or delay is caused by ﬁre, ﬂood, earthquakes, other elements of nature; acts of war; terrorism, riots, civil disorders, rebellions or revolutions; epidemics, communication line or power failures; governmental laws, court orders or regulations; or any other cause beyond the reasonable control of ___________.

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NON-DISCLOSURE

The parties will maintain complete conﬁdentiality regarding each other business sources and/or their Affiliates and will disclose such business sources only to named parties pursuant to the express written permission of this party who made available the source; and,

That they will not disclose names, addresses, email addresses, telephone and fax or telex numbers to any contacts by either party to third parties and that they each recognize such contracts as the exclusive property of the respective parties and that they will not enter into any direct negotiations or transactions with such contracts revealed by the other party and,

DISPUTES

All disputes, controversies, or claims arising out of or relating to this Agreement or a breach thereof shall be submitted to and ﬁnally resolved by arbitration under the rules of the American Arbitration Association ("AAA") then in effect.

There shall be one arbitrator, such arbitrator shall be chosen by mutual agreement of the parties in accordance with AAA rules. The arbitration shall take place in Springﬁeld, Massachusetts

The arbitrator shall apply the laws of the Commonwealth of Massachusetts to all issues in dispute. The findings of the arbitrator shall be ﬁnal and binding on the parties, and may be entered in any court of competent jurisdiction for enforcement.

ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between Customer and ___________ concerning the purchase, sale, and/or delivery of any Hardware Product.

This Agreement supersedes any prior or contemporaneous agreements, communications and proposals, whether oral or written, between Customer and ___________ (including, but not limited to, any prior versions of this Agreement).

If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions shall remain in full force to the extent permitted by law.

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TERMINATION

This Agreement may be terminated by either Buyer or Seller within thirty (30) days’ written notice. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certiﬁed mail, return receipt requested, postage prepaid, addressed to the parties as follows:

SELLER:	BUYER:

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